Consent of Independent Registered Public Accounting Firm

The Board of Trustees The Dreyfus/Laurel Funds, Inc.:

We consent to use of our reports dated December 19, 2005 and incorporated by reference herein to the reference to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

KPMG LLP
New York, New York February 24, 2006